UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 14, 2011

BNC BANCORP
(Exact name of registrant as specified in its charter)

North Carolina	000-50128	47-0898685
(State or other jurisdiction of	(Commission	(IRS Employee
incorporation or organization)	File No.)	Identification No.)

1226 Eastchester Drive
High Point, North Carolina 27265
(Address of principal executive offices)

(336) 476-9200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On October 19, 2011, BNC Bancorp (the “Company”), filed a Current Report on Form 8-K (the “Original Form 8-K”) to report that its wholly-owned subsidiary, Bank of North Carolina (“BNC”) had entered into a purchase and assumption agreement with the Federal Deposit Insurance Corporation (the “FDIC”) effective October 14, 2011, to acquire certain assets and certain liabilities of Blue Ridge Savings Bank, Inc. (“Blue Ridge”), a banking association organized under the laws of the state of North Carolina and headquartered in Asheville, North Carolina (the “Acquisition”).  In that filing, the Company indicated that it would amend the Original Form 8-K to provide financial information required by Item 9.01 of Form 8-K.  This amendment is being filed to update the disclosures in Item 2.01 and to provide the financial information required by Item 9.01.

As permitted by a request for waiver submitted to the Securities and Exchange Commission (“SEC”) in accordance with the guidance provided in Staff Accounting Bulletin Topic 1: K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1: K”), the Company has omitted certain financial information of Blue Ridge required by Rule 3-05 of Regulation S-X and the related pro forma financial information required under Article 11 of Regulation S-X.  SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X and the related pro forma financial information required under Article 11 of Regulation S-X under certain circumstances, including a transaction such as the one set forth in the purchase and assumption agreement, in which the registrant engages in an acquisition of a troubled financial institution for which historical financial statements are not reasonably available and in which federal assistance is an essential and significant part of transaction.

Item 2.01 Completion of Acquisition or Disposition of Assets

Effective October 14, 2011, BNC acquired certain assets and assumed certain liabilities of Blue Ridge from the FDIC, as receiver for Blue Ridge, pursuant to the terms of a purchase and assumption agreement entered into by BNC with the FDIC (the “Agreement”).

Under the terms of the Agreement, BNC acquired certain assets of Blue Ridge with a fair value of $168.5 million, including $65.6 million in loans, $30.1 million in other real estate owned, $33.6 million in cash and due from banks and a core deposit intangible of $817,000.  Additionally, BNC recorded an FDIC indemnification asset of $33.9 million.  BNC also assumed liabilities with a fair value of $163.7 million, including $160.6 million in deposits and a deferred tax liability of $3.0 million. Included in cash and due from banks was $8.9 million received from the FDIC as part of the Agreement.

The fair values of the assets acquired and liabilities assumed were determined based on the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820: Fair Value Measurements and Disclosures.  The fair value amounts are subject to change for up to one year after the closing date of the Acquisition as additional information relative to closing date fair values becomes available.  The amounts are also subject to adjustments based upon final settlement with the FDIC.  In addition, the tax treatment of FDIC-assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date.   The disclosure set forth in this Item 2.01 reflects the status of these items to the best of management’s knowledge as of December 30, 2011, the filing date of this Current Report on Form 8-K/A.  The terms of the Agreement provide for the FDIC to indemnify BNC against certain claims, including claims with respect to liabilities and assets of Blue Ridge or any of its affiliates not assumed or otherwise purchased by the BNC and certain other types of claims identified in the Agreement.

In connection with the Acquisition, BNC entered into loss-share agreements with the FDIC that collectively cover $89.5 million (contractual principal, excluding purchase accounting adjustments) of Blue Ridge’s loans and $50.4 million (book value, excluding purchase accounting adjustments) of other real estate owned (referred to collectively as the “Covered Assets”).  BNC will share in the losses, which begins with the first dollar of loss incurred, of the loan pools (including single-family residential mortgage loans and commercial loans) covered (“covered loans”) and other real estate owned under the loss-share agreements.  Pursuant to the terms of the loss-share agreements, the FDIC is obligated to reimburse BNC 80% of eligible losses with respect to the Covered Assets.

BNC has a corresponding obligation to reimburse the FDIC for 80% of eligible recoveries with respect to the Covered Assets.  The loss-share agreements for commercial and single-family residential mortgage loans are in effect for five years and ten years, respectively, from the October 14, 2011 acquisition date.

The loss-share agreement includes a true-up payment in the event BNC’s losses do not reach the total intrinsic loss estimate of $41.6 million.  BNC is required to make a true-up payment to the FDIC 45 days after October 31, 2021 (or, if later, the time of disposition of all acquired assets pursuant to the loss-share agreements) equal to 50% of the excess, if any, of the following calculation: A-(B+C+D), where (A) equals 20% of the intrinsic loss estimate of $41.6 million; (B) equals the Net Loss Amount; (C) equals 25% of the asset (discount) bid or ($4.4 million) and (D) equals 3.5% of total Shared-Loss Assets at the inception of the related loss-share agreement of $139.8 million. Based upon BNC’s estimate, as of October 14, 2011, no true-up payment will be required to be paid to the FDIC by BNC.

BNC did not immediately acquire all the real estate, banking facilities, furniture or equipment of Blue Ridge as part of the Agreement.  BNC has the option to purchase or lease the real estate and furniture and equipment from the FDIC through January 12, 2012, as may be further extended by the FDIC.  Acquisition costs of the real estate, banking facilities, furniture and equipment will be based on current appraisals by independent appraisers.  Currently, all banking facilities and equipment are being leased from the FDIC on a month-to-month basis during the term of the purchase option.

The terms of the Agreement provide for the FDIC to indemnify BNC against certain claims, including claims with respect to liabilities and assets of Blue Ridge or any of its affiliates not assumed or otherwise purchased by BNC, with respect to claims made by shareholders of Blue Ridge, and with respect to claims based on any action by Blue Ridge’s directors, officers, and other employees.

The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement and certain exhibits attached thereto, a copy of which was previously filed on October 19, 2011 as Exhibit 2.1 to the Original Form 8-K and is incorporated by reference into this Item 2.01.

Item 9.01  Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired

Summary

As set forth in Item 2.01 above, effective October 14, 2011, BNC acquired certain assets and assumed certain liabilities of Blue Ridge pursuant to the Agreement with the FDIC.  A narrative description of the anticipated effects of the Acquisition on the Company’s financial condition, liquidity, capital resources and operating results, as required by Staff Accounting Bulletin, Topic 1: K Financial Statements of Acquired Troubled Financial Institutions is presented below.  This discussion should be read in conjunction with the historical financial statements and related notes of the Company, which have been filed with the SEC, and the audited statement of assets acquired and liabilities assumed of Blue Ridge, which is included as Exhibit 99.1 to this filing.

The Acquisition increased BNC’s total assets and total liabilities by $168.5 million and $163.7 million, respectively.  The Acquisition is expected to positively affect BNC’s operating results, to the extent that BNC earns more from the interest earned on its assets than it pays on its liabilities. BNC’s ability to successfully collect interest and principal on loans acquired will also impact BNC’s cash flows and operating results.

BNC has determined that the acquisition of the net assets of Blue Ridge constitutes a business combination as defined by FASB ASC Topic 805: Business Combinations.  Accordingly, the assets acquired and liabilities assumed as of October 14, 2011 are presented at their estimated fair values.  The determination of the estimated fair value of assets acquired and liabilities assumed involves a high degree of judgment and complexity.  Management estimated fair values of the acquired assets and assumed liabilities in accordance with US GAAP that required management to make estimates about discount rates, expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change.  However, the amount that BNC realizes on these assets and liabilities could differ materially from the carrying value reflected in the financial statements.  The estimated fair value of the acquired loans, other real estate owned and the FDIC indemnification asset reflects management’s best estimate of the amount to be realized on each of these assets.  To the extent the actual values realized for the acquired loans and other real estate owned covered under the loss-share agreement are different from the initial estimates, the FDIC indemnification asset will generally be impacted in an offsetting manner.  These fair value estimates are subject to change for up to one year after the closing date of the Acquisition as additional information relative to closing date fair values becomes available.

Financial Condition

Including the impact of all fair value adjustments and the cash received from the FDIC, acquired assets totaled $168.5 million or 7.7% of BNC’s consolidated assets as of September 30, 2011.  The fair value of loans acquired totaled $65.6 million, which represented 4.2% of net loans (net of the allowance for loan losses) as of September 30, 2011.  The fair value of other real estate owned totaled $30.1 million or 66.1% of other real estate owned as of September 30, 2011.  BNC recorded a $33.9 million FDIC indemnification asset that was based on the present value of projected amounts to be received from the FDIC under the loss-share agreement.  BNC also received cash of $8.9 million from the FDIC as a part of the initial settlement process.

The fair value of liabilities assumed equaled $163.7 million or 8.0% of BNC’s liabilities at September 30, 2011.  Deposit liabilities assumed totaled $160.6 million or 8.7% of deposit liabilities at September 30, 2011.  The result of this acquisition transaction is an estimated net after-tax gain of approximately $4.8 million.

Investment Portfolio. BNC acquired a U.S. Treasury Security having an estimated fair market value of $2.8 million in the Acquisition.  This U.S. Treasury Security subsequently matured on November 17, 2011.

Covered Loans. The following table presents the balance of each major category of covered loans acquired from the Acquisition as of October 14, 2011:

	Contractual	Fair value	Fair
	balance	adjustments	value
	(In thousands)
Commercial:
Commercial real estate	$29,542	$(6,646)	$22,896
Commercial construction	14,611	(5,116)	9,495
Commercial and industrial	334	(101)	233
Total commercial	44,487	(11,863)	32,624
Noncommercial:
Residential construction	5,709	(1,965)	3,744
Residential mortgage	39,200	(10,050)	29,150
Consumer and other	86	(17)	69
Total noncommercial	44,995	(12,032)	32,963
Total loans	$89,482	$(23,895)	$65,587

The weighted average contractual loan yield was 6.00% as of October 14, 2011.

At October 14, 2011, BNC’s estimated fair value of the covered loan portfolio acquired in the Acquisition was $65.6 million, which represented the expected discounted cash flows from the portfolio.  In estimating such fair value, BNC (a) calculated the contractual amount and timing of undiscounted principal and interest payments, or the undiscounted cash flows, and (b) estimated the amount and timing of undiscounted expected principal and interest payments, or the undiscounted expected cash flows.  For the loans considered to have probable credit deterioration, the amount by which the undiscounted expected cash flows exceeds the estimated fair value, or the accretable yield, will be accreted into interest income over the life of the loans.  The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is the nonaccretable difference.  The nonaccretable difference represents an estimate of the credit risk in Blue Ridge’s loan portfolio at the acquisition date.

At October 14, 2011, the unpaid principal balance of acquired loans which were considered to have probable credit deterioration totaled $30.8 million, for which the Company has elected to apply an accounting policy based on expected cash flows.  The estimated fair value of loans accounted for based on expected cash flows is $20.1 million.

At October 14, 2011, the unpaid principal balance of acquired loans that did not have probable credit deterioration was $58.7 million with an estimated fair value of $45.4 million.  The discount of $13.3 million will be amortized on a level-yield basis over the economic life of the loans.

Acquired loans will be reviewed each reporting period to determine whether any changes have occurred in expected cash flows that would result in a reclassification from nonaccretable difference to accretable yield.  In addition, if undiscounted expected cash flows decline as a result of subsequent analyses, the difference will be recorded in the allowance for loan losses with a charge to provision for loan losses.

The following table presents the contractual maturity schedule of loans acquired and provides separate analyses with respect to fixed rate loans and floating rate loans as of October 14, 2011:

	Maturing
	Due	Due after	Due
	within one	one through	after		% of
	year	five years	five years	Total	total loans
	(Dollars in thousands)
Commercial real estate	$10,529	$17,713	$1,300	$29,542	33.0%
Commercial construction	10,100	4,404	107	14,611	16.3%
Commercial and industrial	248	54	32	334	0.4%
Residential construction	5,709	-	-	5,709	6.4%
Residential mortgage	16,745	22,003	452	39,200	43.8%
Consumer and other	59	27	-	86	0.1%
Total loans	$43,390	$44,201	$1,891	$89,482	100.0%

Total fixed rate loans	$11,678	$15,695	$662	$28,035	31.3%
Total variable rate loans	31,712	28,506	1,229	61,447	68.7%
Total loans	$43,390	$44,201	$1,891	$89,482	100.0%

See Note 4 – Covered Loans in the accompanying Notes to Statement of Assets Acquired and Liabilities Assumed for a more detailed discussion on acquired loans. (See the referenced financial statements included in Exhibit 99.1 to the Form 8-K/A.)

BNC also acquired other real estate owned with a fair value of $30.1 million. BNC refers to the loans and other real estate owned acquired as “covered loans”, as BNC will be reimbursed by the FDIC for a substantial portion of any future losses on them under the terms of the loss-share agreements.  The loans are reported exclusive of the expected reimbursement from the FDIC.

Deposits. The Acquisition increased BNC’s deposits by $160.6 million at October 14, 2011.  The following table presents a summary of the deposits acquired and the weighted average interest rates in effect at the acquisition date:

	October 14, 2011
		Weighted
		average
		interest
	Amount	rate
	(Dollars in thousands)

Non-interest bearing demand	$2,885	-
Interest-bearing demand	57,703	0.81%
Savings	2,332	0.37%
Time deposits:
Less than $100,000	60,305	1.34%
$100,000 and greater	37,133	1.41%
Time deposits fair value adjustment	255
Total	$160,613

At October 14, 2011, scheduled maturities of time deposits were as follows:

Maturing during the 12-month period ending October 14,	(In thousands)

2012	$74,894
2013	18,312
2014	4,230
2015	2
Total	$97,438

As of October 14, 2011, Blue Ridge had $37.1 million in time deposits of $100,000 or more.  The following table provides the scheduled maturities of these time deposits:

Maturing:	(In thousands)

3 months or less	$9,011
Over 3 through 6 months	8,356
Over 6 through 12 months	10,251
Over 12 months	9,515
Total	$37,133

The Blue Ridge deposit portfolio did not contain any brokered deposits.

In its assumption of the deposit liabilities, BNC determined that the customer relationships associated with these deposits have intangible value. BNC recorded a core deposit intangible asset based on an estimated value of transaction accounts assumed from Blue Ridge. The $817,000 core deposit intangible will be amortized over an estimated ten-year period, which is its estimated economic life. In determining the valuation amount, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, age of deposit relationships, and the maturities of time deposits. Future amortization of this core deposit intangible asset over the estimated economic life will have a negative impact on results of operations. Since amortization is a non-cash item, it will have no effect upon future liquidity and cash flows. For the calculation of regulatory capital, this core deposit intangible asset is disallowed and is a reduction of equity capital. As such, the Company and BNC expect no material impact on regulatory capital.

Results of Operations and Cash Flows

The Company’s management has from time to time become aware of acquisition opportunities and has performed various levels of review related to potential acquisitions in the past.  This particular transaction was attractive to us for a variety of reasons, including the continued expansion into Western North Carolina and upstate South Carolina to enhance our Carolina footprint, and an opportunity to build on Blue Ridge’s attractive core deposit base.  Based on these and other factors, including mitigated credit risk through the loss-share agreements, we believe that this Acquisition will enhance long-term shareholder value.

The earnings for the fourth quarter of 2011 will include a pre-tax bargain purchase gain of $7.8 million, from the Acquisition, which will be included in non-interest income.  The gain resulted from the difference between the estimated fair values of Blue Ridge’s acquired assets and assumed liabilities, as well as cash received from the FDIC.  This gain represents a significant increase of earnings when compared to net income available to common shareholders of $1.8 million, or $0.18 per diluted share, reported for the third quarter of 2011.  The Acquisition is expected to positively affect the Company’s operating results in the near term.  We believe that the transaction will improve net interest income, as we earn more from interest earned on our loans and investments than we pay in interest on deposits and borrowings.

The extent to which operating results may be adversely affected by the acquired loans is significantly mitigated by the loss-share agreements and related discounts reflected in the fair value of these loans.  In accordance with the provisions of FASB ASC Topic 310-30, “Receivables,” the fair values of the acquired loans reflect an estimate of expected losses related to the acquired loans.  As a result, the Company’s operating results would only be adversely affected by loan losses of the acquired loans to the extent that such losses exceed the expected losses reflected in the fair value of the acquired loans at the acquisition date.  In addition, to the extent that the stated interest rate on acquired loans was not considered a market rate of interest at the acquisition date, appropriate adjustments to the acquisition-date fair value were recorded. These adjustments mitigate the risk associated with the acquisition of loans earning a below-market rate of return.

The loans and other real estate owned are covered by loss-share agreements which begin with the first dollar of loss incurred, which afford BNC significant loss protection.  Pursuant to the terms of the loss-share agreements, the FDIC is obligated to reimburse BNC 80% of eligible losses with respect to the Covered Assets.  In addition, at the end of the loss-share agreements, BNC may be required to make a true-up payment to the FDIC.  The true-up payment is based on selected criteria and agreed to by BNC.  Current loss estimates suggest that BNC will not be required to make a true-up payment to the FDIC.  The FDIC indemnification asset was discounted to reflect the present value of future cash flows based on estimated amounts and assumed timing.

The loss-share agreements will likely have a material impact on the cash flows and operating results of the Company in both the short-term and the long-term.  In the short-term, it is likely that there will be a significant amount of the covered loans that will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the loans.  In such instances, BNC will likely no longer receive payments from the borrowers, which will impact cash flows.  The loss-share agreements may not fully offset the financial effects of such a situation.  However, if a loan is subsequently charged-off or charged-down after best collection efforts have been exhausted, the loss-share agreements will cover a substantial portion of the loss associated with the covered assets.

The effects of the loss-share agreements on cash flows and operating results in the long-term will be similar to the short-term effects described above. The long-term effects that BNC may experience will depend primarily on the ability of the borrowers under the various loans covered by the loss-share agreements to make payments over time. As the loss-share agreements cover up to a ten-year period, changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. BNC believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC may be recognized unevenly over this period, as BNC exhausts collection efforts under its normal practices. In addition, BNC recorded substantial discounts related to the purchase of these covered loans. A portion of these discounts will be accretable to income over the economic life of the underlying loans and will be dependent upon the timing and success of BNC’s collection efforts on the covered loans. BNC does not currently expect to record significant loan loss provisions in the foreseeable future related to Blue Ridge’s loan portfolio because the loans were written down to estimated fair value as of the acquisition date. Nevertheless, in the event acquired loan quality deteriorates further in future periods, BNC will record allowance for loan losses by charges to the provision for loan losses. The FDIC indemnification asset will also be adjusted for the expected amount to be reimbursed with an offsetting entry to noninterest income.

Liquidity

The Company believes that its liquidity position will be improved as a result of the Acquisition.  The Acquisition provided for an entry into a new market with access to new customers, and allows for opportunities to generate new deposit balances as needed to support BNC’s liquidity position.

The Company’s liquidity position aggregated $378.3 million at September 30, 2011, compared to $383.0 million at December 31, 2010.   Assets acquired from Blue Ridge included $33.6 million in cash and due from banks, which includes cash received from the FDIC, as well as $2.8 million of investment securities.  These assets are considered highly liquid and provide liquidity for various operating needs.  As anticipated, the run-off of deposits was within our expectations, as well as the deposit run-off from the subsequent closing of four Blue Ridge branches.  BNC has consolidated the branches into other branches to cut expenses and use the savings to broaden its commercial services in its new western North Carolina markets.

Capital Resources

The Company and BNC exceeded the minimum threshold requirements established for a well-capitalized bank by regulatory measures.  The actual capital and pro forma capital ratios for BNC at September 30, 2011 are as follows:

			Well
			capitalized
	Actual	Pro Forma	threshold

Tier 1 leverage capital ratio	7.57%	7.75%	5.00%
Tier 1 risk-based capital ratio	10.80%	10.72%	6.00%
Total risk-based capital ratio	12.37%	12.24%	10.00%

The pro forma capital ratios use actual September 30, 2011 balances of BNC adjusted for Blue Ridge purchase accounting as if the Acquisition had occurred as of September 30, 2011.

Risk Factors

We may not realize the anticipated benefits of the Acquisition, including potential synergies, due to challenges associated with integration or other factors.  The success of the Acquisition will depend in part on the success of our management in integrating the operations, technologies and personnel of BNC and Blue Ridge.  Our inability to meet the challenges involved in successfully integrating the operations of BNC and Blue Ridge or otherwise to realize the anticipated benefits of the Acquisition could adversely affect our results of operations. In addition, the overall integration of the Acquisition will require substantial attention from our management, which could further adversely affect our results of operations.

The challenges involved in integration include:

•integrating operations, processes, people, technologies and services;

•assimilating and retaining the personnel and integrating the business cultures, operations, systems and customers of both banks; and

•consolidating corporate and administrative infrastructures and eliminating duplicative operations and administrative functions.

We may not be able to successfully integrate Blue Ridge’s operations with ours in a timely manner, or at all, and we may not realize the anticipated benefits of the Acquisition, including potential synergies or growth opportunities, to the extent or in the time frame anticipated. The anticipated benefits (including improving interest income and enhancing shareholder value) and synergies of the acquisition are based on assumptions and current expectations, not actual experience, and assume a successful integration without unanticipated costs or effort and no unforeseen or unintended consequences.

Financial Statements

The following financial statements are attached hereto as exhibit 99.1 and incorporated by reference into this Item 9.01:

Audited Statement of Assets Acquired and Liabilities Assumed at October 14, 2011

Exhibits

23.1	Consent of Independent Registered Public Accounting Firm

99.1	Audited Statement of Assets Acquired and Liabilities Assumed at October 14, 2011

Forward-Looking Statements

This Current report on Form 8-K/A may contain certain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements can generally be identified as such because the context of the statement will include words such as “believe,” “anticipate,” “expect,” “estimates,” “should” or words of similar meaning.  Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements.  Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated, including, without limitation, general and local economic conditions; changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other competitive, technological, governmental and regulatory factors affecting our operations, pricing, products, and services.  The Company cautions that the foregoing list of risks and uncertainties is not exhaustive.  The Company undertakes no obligation to update any forward-looking statement, whether written or oral, which may be made from time to time by or on behalf of the Company.

This document and exhibits should be read in conjunction with our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2010, and in our quarterly reports filed on Form 10-Q during 2011, and in other documents filed by us from time to time with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 30, 2011

BNC BANCORP

By:	/s/ David B. Spencer
David B. Spencer
Executive Vice President &
Chief Financial Officer
(Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

23.1	Consent of Independent Registered Public Accounting Firm

99.1	Audited Statement of Assets Acquired and Liabilities Assumed at October 14, 2011